EXHIBIT 24.1
POWER OF ATTORNEY
     Each of the persons signing his name below confirms, as of the date appearing opposite his signature, that James Azlein and Randy Elkins, and each of them, are authorized on his behalf to sign and to submit to the Securities and Exchange Commission such filings on Form 10-K as are required by the Securities Exchange Act of 1934. Each person so signing also confirms the authority of James Azlein and Randy Elkins and each of them, to do and perform on his behalf, any and all acts and things requisite or necessary to assure compliance by the signing person with the Form 10-K filing requirements. The authority confirmed herein shall remain in effect as to each person signing his name below until such time as the Commission shall receive from such person a written communication terminating or modifying the authority.
     This Power of Attorney has been signed in the respective capacities and on the respective dates indicated below.

Name	Title	Date

/s/ Dennis Carlton Dennis Carlton	Director	10/18/06

/s/ William J. Centa William J. Centa	Director	10/19/06

/s/ David E. Preng David E. Preng	Director	10/18/06

/s/ Costa Vrisakis Costa Vrisakis	Director	10/18/06